Exhibit 99.1

STANLEY BAKER HILL, LLC

Beaver, Pennsylvania

Unaudited Financial Statements

For the years ended December 31, 2011 and 2010

CONTENTS

PAGE
FINANCIAL STATEMENTS (UNAUDITED)

Statement of Net Assets in Liquidation (Liquidation Basis), December 31, 2011 and 2010	1

Statements for the years ended December 31, 2011 and 2010:

Statement of Operations and Changes in Net Assets in Liquidation (Liquidation Basis)	2

Statement of Cash Flows	3

Notes to Financial Statements	4

STANLEY BAKER HILL, LLC

STATEMENT OF NET ASSETS IN LIQUIDATION (LIQUIDATION BASIS)

DECEMBER 31, 2010 AND 2011

(Unaudited)

	December 31,
	2011	2010

ASSETS

Cash and cash equivalents	$67,315	$766,082
Receivables	0	163,126

TOTAL ASSETS	$67,315	$929,208

LIABILITIES AND NET ASSETS IN LIQUIDATION

LIABILITIES
Accounts payable	$283	$311,268
Other liabilities	67,032	104,570

Total Liabilities	67,315	415,838

NET ASSETS IN LIQUIDATION	—	513,370

TOTAL LIABILITIES AND NET ASSETS IN LIQUIDATION	$67,315	$929,208

See notes to financial statements.

STANLEY BAKER HILL, LLC

STATEMENT OF OPERATIONS AND CHANGES IN

NET ASSETS IN LIQUIDATION (LIQUIDATION BASIS)

FOR THE YEARS ENDED DECEMBER 31, 2011 and 2010

(Unaudited)

	Years Ended December 31,
	2011	2010

CONTRACT REVENUE EARNED	$—	$47,543,789

COST OF REVENUE EARNED
Direct costs	—	24,372,712
Indirect costs	—	19,204,912

Gross Profit	—	3,966,165

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	11,629	468,927

Income From Operations	(11,629)	3,497,238

INTEREST INCOME	0	16,027

LOSS ON SALE OF FIXED ASSETS	—	(2,548)

Net Income	(11,629)	3,510,717

NET ASSETS IN LIQUIDATION
Beginning of year	513,370	4,802,653

Distributions	(501,741)	(7,800,000)

End of year	$—	$513,370

See notes to financial statements.

STANLEY BAKER HILL, LLC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Unaudited)

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$(11,629)	$3,510,717
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	9,892
Net loss on sale of fixed assets	—	2,548
Changes in assets and liabilities:
Receivables	163,126	14,436,739
Costs and estimated earnings in excess of billings on uncompleted contracts	—	173,480
Prepaid expenses	—	834,036
Accounts payable	(310,985)	(12,107,713)
Other current liabilities	(37,538)	(70,475)

Net Cash Provided By Operating Activities	(197,026)	6,789,224

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment and software	—	(5,171)
Proceeds from sale of equipment and software	—	13,029

Net Cash Provided By Investing Activities	—	7,858

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions	(501,741)	(7,800,000)

Net Decrease In Cash And Cash Equivalents	(698,767)	(1,002,918)

CASH AND CASH EQUIVALENTS
Beginning of year	766,082	1,769,000

End of year	$67,315	$766,082

See notes to financial statements

STANLEY BAKER HILL, LLC

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2011 AND 2010

NOTE 1 - ORGANIZATION

Stanley Baker Hill, LLC (Company) was a joint venture formed in February 2004 between Stanley Consultants, Inc. (Stanley), Michael Baker, Jr., Inc. (Baker) and Hill International, Inc. (Hill). The Company provided various architect-engineer services in Iraq for the U.S. Army Corps of Engineers Transatlantic Program Center (U.S. Corps). The Company had a contract for an indefinite delivery and indefinite quantity for construction management and general architect-engineer services for facilities in Iraq with U.S. Corps.

Completion of open task orders occurred as of December 31, 2010 with no further intentions to obtain any more task orders. As such, the Board of Directors has voted to dissolve the Company during the fiscal year 2011 and distribute any remaining assets to its members.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies consistently applied by management in the preparation of the accompanying financial statements follows:

Basis of Accounting - In previous years, the Company prepared its financial statements on the accrual basis of accounting, in conformity with generally accepted accounting principles. In 2010, the financial statements have been prepared on the liquidation basis of accounting, also in conformity with generally accepted accounting principles, due to the Board of Directors voting to dissolve the Company (see Note 1). Under the liquidation basis of accounting, the Company’s assets are stated at their estimated net realizable value, which is the non-discounted amount of cash, or its equivalent, into which an asset is expected to be converted in the due course of business less direct costs, while the Company’s liabilities are reported at their estimated settlement amount, which is the non-discounted amounts of cash, or its equivalent, expected to be paid to liquidate an obligation in the due course of business including direct costs. There was no effect for this change in basis of accounting due to the fair value of all assets equaling their net realizable value and the fair value of all liabilities equaling their estimated settlement amount.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company maintains, at various financial institutions, cash and certificates of deposit that might exceed federally insured amounts at times. For purposes of the statements of cash flows, the Company considers all interest-bearing money market funds and noninterest-bearing accounts to be cash and cash equivalents.

Revenue Recognition and Contract Accounting - The Company typically incurs direct labor costs, subcontractor costs and certain other indirect costs (ODCs) in connection with architect-engineer services. Contracts are structured such that margin is earned on labor costs and not on ODCs. The Company includes revenues related to its direct labor, subcontractors and ODCs in its total contract revenues as long as the Company remains responsible to the client for the acceptability of the services provided.

STANLEY BAKER HILL, LLC

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2011 AND 2010

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company recognized revenues under the percentage-of-completion method of accounting. Revenues on fixed-price contracts with a predetermined scope of work were determined by multiplying the estimated margin at completion for each contract by the project’s percentage of completion to date, adding labor costs, subcontractor costs and ODCs incurred to date, and subtracting revenues recognized in prior periods. In applying the percentage-of-completion method to these contracts, the Company measured the extent of progress toward completion as the ratio of labor costs incurred to date over total estimated labor costs at completion. As work was performed under contracts, estimates of the costs to complete were regularly reviewed and updated. As changes in estimates of total costs at completion on projects were identified, appropriate earnings adjustments were recorded during the period that the change is identified.

For contracts with predetermined time period of service, revenue was recognized on a ratio of time elapsed as compared to the total length of the contract.

For time-and-materials task orders, revenue was recognized and billed by multiplying the number of hours expended by our professionals in the performance of the contract by the established billing rates.

Provisions for estimated losses on uncompleted contracts were recorded during the period in which such losses are determined. Revenues related to contractual claims that arise from customer-caused delays or change orders unapproved as to both scope and price were recorded only when the amounts had been agreed with the client. Profit incentives and/or award fees were recorded as revenues when the amounts were both probable and reasonably estimable.

Equipment and Software - All equipment and software were either sold or disposed of during the fiscal year 2010. Depreciation and amortization were provided on the straight-line method over the estimated useful lives of the assets. Repairs and maintenance that do not extend the lives of the applicable assets were charged to expense as incurred. Gain or loss resulting from the retirement or other disposition of assets is included in income.

Other Current Liabilities - The Company has recorded accruals for estimated expenses associated with the dissolving of the Company. These include audit and tax services, as well as any unforeseen future expenses. Additionally, the Company is currently undergoing an audit from the Defense Contract Audit Agency, the division of the Department of Defense charged with performing all necessary contract audits. Management does not expect any audit findings to be discovered during this audit, but decided that it would be prudent to record an estimated reserve for any liabilities associated with that audit.

Income Taxes - The Company is organized as an LLC and is not subject to federal or state income taxes. Accordingly, no provision has been made for current or deferred income taxes in these financial statements. The taxable income of the Company is included in the tax returns of the individual members. The Company has considered any uncertain tax positions that might exist as of December 31, 2011, and has determined that no liability for unrecognized tax positions is required to be recorded.

Subsequent Events - Subsequent events are defined as events or transactions that occur after the balance sheet date, but before the financial statements are issued or are available to be issued. Management has evaluated subsequent events through March 8, 2012, the date on which the financial statements were available to be issued.

STANLEY BAKER HILL, LLC

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2011 AND 2010

NOTE 3 - RECEIVABLES

Receivables at December 31, 2010 consist of the following:

Outstanding Contract Receivable	$157,081
Other	6,045

$163,126

NOTE 4 - RELATED-PARTY TRANSACTIONS

The Company engages in significant related-party transactions as a result of the three partners providing a majority of the contract services. In accordance with the Operating Agreement of the Company, the members also charge the Company for time incurred for management and administrative services at agreed-upon rates. A summary of the related-party transactions included in the financial statements at December 31, 2010 is as follows:

		Costs of
	Accounts	Services
	Payable	Incurred

Stanley	$13,192	$12,002,232
Baker	25,178	13,714,329
Hill	270,895	11,620,703

	$309,265	$37,337,264